CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, No. 2-89028) of Federated U.S. Government Securities Fund: 1-3 Years, and to the incorporation by reference of our report, dated April 23, 2012, on Federated U.S. Government Securities Fund: 1-3 Years included in the Annual Report to Shareholders for the fiscal year ended February 29, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2012